Exhibit 99.1

November 2, 2006

Press Release

Source: EnXnet, Inc.

EnXnet Increases Equity Position in Medical D-Tect-OR, LLC to 35% by Assigning Foreign Object Detection System Patent Rights

Tulsa, OK, November 2, 2006 EnXnet, Inc, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) is pleased to announce they have increased their ownership from a 25% to a 35% equity position in Medical D-Tect-OR, LLC by assigning their patent rights for a system to detect foreign objects inside the human body during operations. BAHF, LLC retains 65% equity interest in the joint venture company - Medical D-Tect-OR, LLC.

EnXnet's solution may revolutionize operating room procedures around the world, potentially saving thousands of lives and avoiding otherwise unnecessary additional medical procedures. A working version of this technology has already been displayed and proven. However, Medical-D-Tect-OR, LLC will be demonstrating a more user-friendly working prototype to the medical industry in the near future.

The Detection System Technology is designed for use in the medical industry - specifically in operating rooms. A diode would be embedded into disposables such as gauze, laparotomy sponges, OR towels and the like that are used in the body during operations. Once an operation and/or other medical procedure is complete but prior to closing the incision, a wand held by a medical technician would be waved over the patient to detect the diode (embedded in the disposables at manufacture) preventing the disposables from being left in the patient's body.

"The joint venture with the BAHF is really exciting", said Ryan Corley, CEO of EnXnet. "They bring a wealth of marketing and distribution expertise to Medical D-Tect-OR".

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
Or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004